UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 3, 2011

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-31239 (Commission File Number)	27-0005456 (I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, Suite 1600, Denver CO 80202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 3, 2011, MarkWest Energy Appalachia, L.L.C. (“MarkWest Appalachia”), a wholly-owned subsidiary of MarkWest Energy Partners, L.P. (“Partnership”), entered into a Purchase and Sale Agreement (the “Agreement”) with EQT Gathering, LLC (“EQT”), a subsidiary of EQT Corporation.  Pursuant to the Agreement, MarkWest Appalachia will acquire gas processing facilities located near Langley and Maytown, Kentucky, consisting of a cryogenic natural gas processing plant with a capacity of approximately 100 million cubic feet (“MMcf”) per day and a refrigeration processing plant with a capacity of approximately 75 MMcf per day (together, the “Processing Facilities”), a partially constructed natural gas liquids pipeline (the “Ranger Pipeline”) extending through parts of Kentucky and West Virginia, and certain other related assets, for a purchase price of approximately $230,000,000.  In connection with the acquisition, MarkWest Appalachia will complete the construction of the Ranger Pipeline to connect the Processing Facilities to MarkWest Appalachia’s existing natural gas liquids pipeline that transports natural gas liquids to MarkWest Appalachia’s Siloam fractionation facility in South Shore, Kentucky.  The closing of the transaction is conditioned upon the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other customary closing conditions.  The transaction is anticipated to close as promptly as practicable following the satisfaction of the closing conditions, which is currently expected to occur in the first quarter of 2011.

The Agreement contains certain customary and other representations and warranties that MarkWest Appalachia and EQT made to each other as of the date of the Agreement and that each party will make to each other as of the closing date.  The Agreement also contains customary indemnification rights and obligations of EQT and MarkWest Appalachia.

Concurrently with the closing of the transaction, MarkWest Appalachia and EQT Energy, LLC (“EQT Energy”), an affiliate of EQT, will enter into a gas processing agreement, pursuant to which MarkWest Appalachia will process certain natural gas owned or controlled by EQT Energy at the Processing Facilities. Under the terms of the gas processing agreement, MarkWest Appalachia will also install an additional cryogenic natural gas processing plant with a capacity of at least 60 MMcf per day. MarkWest Appalachia and EQT Energy will also enter into a natural gas liquids exchange and marketing agreement, which will replace an existing transportation, fractionation and marketing agreement between MarkWest Appalachia and EQT.  Pursuant to the natural gas liquids exchange and marketing agreement, natural gas liquids extracted from EQT Energy’s gas at the Processing Facilities will be exchanged for fractionated natural gas liquid products at MarkWest Appalachia’s Siloam fractionation plant, and MarkWest Appalachia will market those fractionated products on behalf of EQT Energy.

ITEM 7.01.    Regulation FD Disclosure

On January 4, 2011, the Partnership and EQT Corporation issued a press release announcing the sale by EQT of its Kentucky natural gas processing complex to the Partnership. A copy of the press release is furnished as Exhibit 99.1 hereto.

On January 4, 2011, the Partnership issued a press release announcing the construction of a 120 MMcf per day processing complex in Logansport, West Virginia to serve EQT Corporation and other Marcellus producers.  A copy of the press release is furnished as Exhibit 99.2 hereto.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statements

This filing includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, the Partnership can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  The Partnership does not undertake any duty to update any forward-looking statement except as required by law.

ITEM 9.01.  Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release dated January 4, 2011, announcing the sale by EQT of its Kentucky natural gas processing complex to the Partnership.
99.2	Press release dated January 4, 2011, announcing the construction of a 120 MMcf per day processing complex in Logansport, West Virginia to serve EQT Corporation and other Marcellus producers.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy GP, L.L.C.
Its General Partner

Date: January 4, 2011	By:	/s/ NANCY K. BUESE
Nancy K. Buese Senior Vice President and Chief Financial Officer